Exhibit 99.1

VerifyMe Names Security Industry Veteran Thomas A. Nicolette Chief Executive Officer

NEW YORK, N.Y. — May 2, 2016 — VerifyMe, Inc. (OTCQB: VRME) (“VerifyMe” or “the Company”), a pioneer in patented physical, cyber and biometric technologies that prevent identity theft, counterfeiting and fraud, is pleased to announce the appointment of Thomas A. Nicolette as the Company’s President and Chief Executive Officer, effective May 1, 2016.  Mr. Nicolette has served as the principal of Nicolette Consulting Group Limited, a business management consulting firm, since its founding in 1980. During his more than three-decade career, Mr. Nicolette has held executive positions with various organizations in both the security and medical device industries; his attention has largely been focused on corporate restructuring aimed at streamlining operations and maximizing operations, profits and shareholder value.

As Michael Madon, Chairman of the Board of VerifyMe explains, “Tom is an optimal choice to lead the Company into the next phase of its commercialization given his extensive leadership and measurable success in anti-theft and anti–counterfeiting sectors.  Having led six companies rooted in various segments of the domestic and international marketplace, he has a keen understanding of the strategies, systems and resources that are critical to delivering security solutions to a demanding and diverse customer base.  In addition, Tom’s recent engagements directing medical device start-ups provide him with insights and a clear path into an expanding healthcare industry that offers substantial target markets for the Company’s physical authentication technologies.  I am confident that Tom has the experience and vision to direct VerifyMe into full commercialization with the goal of increasing value for our shareholders.”

Most recently, Mr. Nicolette served as President, Chief Executive Officer and Director of iNeedMD Holdings, Inc., a New York-based medical device firm, from mid-2014 to mid-2016.  During his tenure, he led the strategic restructuring effort that resulted in a $8.4 million capital raise and a OTCQB listing. From 2006 until Q1 2014, Mr. Nicolette was President, Chief Executive Officer and Director of Akers Biosciences, Inc., an in vitro diagnostic manufacturer and marketer located in southern New Jersey, where he was instrumental in facilitating a $15 million IPO and successful listing on the NASDAQ Capital Market.

Prior to his engagements in the medical device industry, Mr. Nicolette spent two decades guiding security companies into various stages of growth.  From 2003 through 2006, Mr. Nicolette was the director of international business development for November AG, a German-based developer of methods of authentication for anti-counterfeiting, listed on the Frankfurt Exchange. From 2001 to 2004, he served as Chairman of Exaqt SA de CV, a manufacturer and installer of electronic security systems in Mexico. Within a similar timeframe (2001 through 2003), Mr. Nicolette held two executive management positions: Executive Director of Tri-Mex Group Limited of London, UK, a designer of monitoring and response solutions to protect high value or hazardous cargo; and President, Chief Executive Officer and Director of DNA Technologies, Inc., a holder of patented technology that provides solutions for counterfeiting, forgery and product diversion, until its successful listing on the Toronto Stock Exchange. From 1995 through 2000, Mr. Nicolette held the positions of President, Chief Executive Officer and Director of Sentry Technology Corporation, a worldwide, multi-firm designer and manufacturer of electronic articles surveillance and closed circuit television systems that included Knogo North America, Inc. and Video Sentry Corporation. Mr. Nicolette’s leadership role in the anti-theft industry originated in 1986 when he served as President, Chief Executive Officer and Director of Knogo Corporation, a New York Stock Exchange-listed multi-national company and inventor of electronic article surveillance, until 1994 when the company was sold to Sensormatic Electronics, now part of Tyco Security.

Mr. Nicolette noted, “I am excited to return to my roots in the multifaceted security industry within an emerging organization that has pioneered technology platforms that verify the integrity and authenticity of physical products and digital identities.  At its core, VerifyMe has built an innovative portfolio of physical, cyber and biometric security solutions that meet the demands of a complex global environment that has blurred the borders between physical and digital security.  I look forward to leading the VerifyMe team into the revenue-generating phase of commercial operations and providing periodic updates to the Company’s valued shareholders on the implementation of the VerifyMe strategic plan.”

Mr. Nicolette is a graduate of the Michigan State University School of Criminal Justice.

About VerifyMe, Inc.
VerifyMe, Inc., is a high-tech solutions company in the field of authenticating products and people. VerifyMe’s physical technology authenticates products, documents and currency with a suite of proprietary security inks and pigments. It markets a broad patent portfolio that includes patents for protecting material goods, products and packaging. The Company’s digital technology authenticates people by performing strong, multi-factor verification via its patented digital platform. To learn more, visit www.verifyme.com.

Forward-Looking Statements
This press release includes "forward-looking statements," which may be identified by words such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof or any variation thereon or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: our ability to raise additional capital, our limited revenues generated to date, our ability to attract and retain qualified personnel, the ability to successfully develop licensing programs and generate business, rapid technological change in relevant markets, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments, intense competition with larger companies, general economic conditions, and other factors set forth described in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K filed with the SEC on March 30, 2016. VerifyMe (formerly known as LaserLock Technologies) expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contact Information:
VerifyMe, Inc.

Investors and Media:
Benjamin Burrell
Chief Operating Officer
bburrell@verifyme.com
212-994-7002 x702

For Investor Relations
Email: IR@verifyme.com